Exhibit 10.1

August __, 2005

[Insert Name and Address]

Re: Acceleration of Vesting of “Underwater” Stock Options

Dear [insert first name],

        I am pleased to advise that, on August 9, 2005, the Compensation Committee of the Board of Directors of Gemstar-TV Guide International, Inc. (the “Company”) accelerated the vesting of all outstanding, unvested stock options with exercise prices in excess of $3.03 per share granted prior to August 9, 2005 under the Company’s 1994 Stock Incentive Plan, as amended and restated.

        Accordingly, the vesting of previously unvested stock options held by you with exercise prices in excess of $3.03 per share is now accelerated. All other terms and conditions of those stock options remain the same.

        Of course, you should feel free to call me if you have any questions.

             Sincerely,